Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

BEIGENE, LTD.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value $0.0001 per share(1)	Other	92,820,000(3)	$11.62(5)	$1,078,568,400	0.00014760	$159,196.70
Equity	Ordinary Shares, par value $0.0001 per share(1)	Other	5,070,000(4)	$9.87(6)	$50,040,900	0.00014760	$7,386.04
Total Offering Amounts					$1,128,609,300		$166,582.74
Total Fee Offsets							—
Net Fee Due							$166,582.74

(1)	These shares may be represented by the Registrant’s American Depositary Shares (“ADSs”). Each ADS represents 13 Ordinary Shares. ADSs issuable upon deposit of the Ordinary Shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-209044).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares of the Registrant which become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding Ordinary Shares.

(3)	Represents an increase of 92,820,000 Ordinary Shares under the Registrant’s Third Amended and Restated 2016 Share Option and Incentive Plan, effective June 5, 2024 (the “2016 Plan”). Ordinary Shares available for issuance under the 2016 Plan were previously registered on Registration Statements on Form S-8 filed with the Securities and Exchange Commission on February 5, 2016 (File No. 333-209410), March 22, 2017 (File No. 333-216885), February 28, 2018 (File No. 333-223319), December 13, 2018 (File No. 333-228786), August 6, 2020 (File No. 333-241697), and August 8, 2022 (File No. 333-266639).

(4)	Represents an increase of 5,070,000 Ordinary Shares under the Registrant’s Fourth Amended and Restated 2018 Employee Share Purchase Plan, effective June 5, 2024 (the “2018 ESPP”). Ordinary Shares available for issuance under the 2018 ESPP were previously registered on Registration Statements on Form S-8 filed with the Securities and Exchange Commission on June 8, 2018 (File No. 333-225543) and December 13, 2018 (File No. 333-228786).

(5)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee on basis of $151.00, the average of the high ($155.05) and low ($146.94) prices of the Registrant’s ADSs, as quoted on the Nasdaq Global Select Market on May 31, 2024, divided by 13, the then Ordinary Share-to-ADS ratio.

(6)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee on basis of $128.35, which is 85% of the average of the high ($155.05) and low ($146.94) prices of the Registrant’s ADSs, as quoted on the Nasdaq Global Select Market on May 31, 2024, divided by 13, the then Ordinary Share-to-ADS ratio. Pursuant to the 2018 ESPP, shares are purchased at a price equal to 85% of the fair market value of our ordinary shares on either the first business day of the offering period or the last business day of the offering period, whichever is lower.